Exhibit 2.4

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NORTHERN TIER BAKERY LLC CONTRIBUTION AGREEMENT

AMONG

SPEEDWAY SUPERAMERICA LLC,

SUPERMOM’S LLC,

NORTHERN TIER BAKERY LLC

AND

NORTHERN TIER INVESTORS LLC

DATED AS OF October 6, 2010

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List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of SuperMom’s Assignment Agreement
Exhibit C	Form of License to SSA of “SuperMom’s” Trademarks
Exhibit D	Form of License to NT Bakery of “PleasantHill” Trademarks

Schedules

2.1(d)	Transferred SuperMom’s Permits
2.1(e)	SuperMom’s Rolling Stock
2.1(g)	Transferred SuperMom’s Contracts
2.1	Employee Books and Records
2.2(w)	Excluded SuperMom’s Software
2.2(x)	Excluded Assets – Other Assets
2.4(e)	SuperMom’s ERISA Contribution Obligations
3.2(a)(i)	Third-Person Consents and Authorizations
4.1	Exceptions to Absence of Undisclosed Liabilities
4.2(a)	SuperMom’s Asset Exceptions
4.3	SuperMom’s Personal Property Title Exceptions
4.4(a)(i)	Transferred Material SuperMom’s Contracts
4.4(a)(ii)	Non-Transferred Material SuperMom’s Contracts
4.4(b)	Exceptions to Available Material Contracts
4.4(c)	Exceptions to Material SuperMom’s Contracts
4.5(a)	SuperMom’s Authorizations
4.5(c)	Notifications to SuperMom’s by Government Authorities
4.6	SuperMom’s Compliance with Law Exceptions
4.7	Proceedings Exceptions
4.8(d)	Transferred Owned SuperMom’s IP
4.9	SuperMom’s Affiliate Contracts
4.10	Tax Exceptions
4.11	Suppliers
4.12	Benefit Plans
4.13(b)	SuperMom’s Labor Unions
4.13(c)	SuperMom’s Collective Bargaining Agreements
4.13(d)	SuperMom’s Labor Disputes
4.13(f)	SuperMom’s Employee Settlements
7.1	SuperMom’s Supply Pricing

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NORTHERN TIER BAKERY LLC CONTRIBUTION AGREEMENT

This Northern Tier Bakery LLC Contribution Agreement (this “SuperMom’s Contribution Agreement”) dated as of October 6, 2010 is made by and among Speedway SuperAmerica LLC, a Delaware limited liability company (“SSA”), SuperMom’s LLC, a Delaware limited liability company (“SuperMom’s”), Northern Tier Bakery LLC, a Delaware limited liability company (“NT Bakery”), and Northern Tier Investors LLC, a Delaware limited liability company (“NTI”).

W I T N E S S:

WHEREAS, NT Bakery was formed on August 16, 2010;

WHEREAS, SuperMom’s owns the SuperMom’s Transferred Assets;

WHEREAS, pursuant to the Formation Agreement, SSA has agreed to convey, or cause SuperMom’s to convey, the SuperMom’s Transferred Assets to NT Bakery at the Closing; and

WHEREAS, pursuant to the Formation Agreement, SSA has agreed to convey NT Bakery to an entity that will become a Subsidiary of NTI at the Closing;

NOW, THEREFORE, in consideration of the promises and the representations, warranties and mutual covenants of SSA, SuperMom’s, NT Bakery and NTI, and upon the terms and subject to the conditions hereinafter set forth, SSA, SuperMom’s, NT Bakery and NTI, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this SuperMom’s Contribution Agreement and not otherwise defined herein shall have the meanings set forth in Appendix A to the Formation Agreement.

ARTICLE 2

TRANSFER OF ASSETS BY SUPERMOM’S AND

ASSUMPTION OF OBLIGATIONS BY NT BAKERY

Section 2.1 Transfer of Assets. Effective as of the Effective Time, upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of NT Bakery contained herein, the assumption of the NT Bakery Assumed SuperMom’s Obligations by NT Bakery, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SuperMom’s agrees, subject to Sections 2.5(b) and 2.6, to contribute, convey, transfer, assign and deliver to NT Bakery (the “SuperMom’s Contribution”) and NT Bakery agrees to unconditionally and absolutely accept and assume from SuperMom’s, all of SuperMom’s right, title and interest immediately prior to the Effective Time in and to the following described assets, but excluding the Excluded Assets (collectively, the “SuperMom’s Transferred Assets”):

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(a) the SuperMom’s Inventory;

(b) to the extent not included in the SuperMom’s Inventory, the other tangible personal property owned by SuperMom’s located at the SuperMom’s Bakery or used by SuperMom’s primarily in the SuperMom’s Business, including all supplies, tools, equipment, manuals and furniture (collectively, the “SuperMom’s Personal Property”);

(c) the historical books and records (both tangible and electronic) maintained at the SuperMom’s Bakery or elsewhere and relating primarily to SuperMom’s ownership of the SuperMom’s Assets and operation of the SuperMom’s Business and any such records that are stored or maintained in electronic storage format, such as computer disks or tapes, but excluding (i) any parts thereof that relate to other businesses or assets of SuperMom’s, which SuperMom’s may redact, and (ii) the Employee Books and Records (collectively, the “SuperMom’s Books and Records”);

(d) all rights relating to the permits and other Authorizations set forth on Section 2.1(d) of the SuperMom’s Disclosure Schedules (collectively, the “Transferred SuperMom’s Permits”);

(e) all interests in leases with respect to the Rolling Stock identified in Section 2.1(e) of the SuperMom’s Disclosure Schedules (collectively, the “SuperMom’s Rolling Stock”);

(f) all rights under express or implied warranties from vendors and suppliers to SuperMom’s with respect to the SuperMom’s Transferred Assets;

(g) the Contracts that are identified in Section 2.1(g) of the SuperMom’s Disclosure Schedules to the extent they are in effect as of the Effective Time (collectively, the “Transferred SuperMom’s Contracts”);

(h) the Transferred Owned SuperMom’s IP and the Transferred SuperMom’s Software;

(i) all rights relating to the items set forth on Schedule 2.4(a)(vii) to the Formation Agreement, to the extent related to SuperMom’s ownership of the SuperMom’s Assets or operation of the SuperMom’s Business and existing as of the Effective Time (collectively, the “SuperMom’s Prepayments”);

(j) all refunds arising out of Taxes, or withholdings associated with Taxes relating to the SuperMom’s Assets or the SuperMom’s Business accruing to or for any Post-Closing Tax Period, to the extent provided in Article 5; and

(k) all general intangibles and associated goodwill, in each case, exclusively related to the ownership of the SuperMom’s Assets and the operation of the SuperMom’s Business (other than the goodwill related to any Excluded SuperMom’s IP).

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Effective as of the applicable Employee Transfer Date, and upon the terms and pursuant to the conditions of the Formation Agreement, SuperMom’s shall contribute, convey, transfer, assign and deliver to NT Bakery certain employment and personnel records relating to SuperMom’s Employees who become Acquired Employees as of such Employee Transfer Date of the type described in Section 2.1(x) of the SuperMom’s Disclosure Schedules (collectively, the “Employee Books and Records”).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this SuperMom’s Contribution Agreement, all assets, excluding the SuperMom’s Transferred Assets (collectively, the “Excluded Assets”), are excluded from the SuperMom’s Transferred Assets and shall be retained by SuperMom’s, after the Effective Time, including:

(a) all cash, cash equivalents and short-term investments;

(b) all bank deposits and bank accounts;

(c) Third-Person Receivables;

(d) all inter-company accounts and contracts involving SuperMom’s and its Affiliates;

(e) all rights relating to deposits and prepaid expenses and Claims for refunds and rights to offset in respect thereof, except for the SuperMom’s Prepayments;

(f) all rights to any assets under any SuperMom’s Benefit Plan or any related trusts;

(g) all refunds arising out of Taxes, or withholdings associated with Taxes, relating to the SuperMom’s Transferred Assets accruing to or for any Pre-Closing Tax Period, to the extent provided in Article 5;

(h) all (i) Excluded SuperMom’s IP and (ii) all forms and documents which incorporate any of the Excluded SuperMom’s IP, except as provided in any of the Related Agreements;

(i) all subscriptions to reports or other materials prepared by Persons who are not parties to this SuperMom’s Contribution Agreement;

(j) the Non-Transferred SuperMom’s Permits;

(k) all assets, property improvements, appurtenances, fixtures, equipment, goods or consignment inventory located at the SuperMom’s Bakery or in the SuperMom’s Rolling Stock which are not owned by SuperMom’s or any of its Affiliates, including spare parts on consignment;

(l) all insurance policies and rights and Claims thereunder;

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(m) all rights under (i) the Asset Transfer and Contribution Agreement dated as of December 12, 1997 by and between Marathon Oil Company and Ashland Inc., as amended, and (ii) the Master Agreement dated as of March 18, 2004 by and among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, as amended;

(n) all defenses and Claims that SuperMom’s or any of its Affiliates could assert against Third Persons, except for claims which SuperMom’s or any of its Affiliates could assert (other than pursuant to the agreements referred to in the immediately preceding Section 2.2(m)) on account of matters or acts as to which NT Bakery has agreed to assume liability;

(o) all minute books and similar materials related to maintenance of records of SuperMom’s or any of its Affiliates that are not SuperMom’s Books and Records;

(p) all financial books and records of SuperMom’s or any of its Affiliates that are not SuperMom’s Books and Records;

(q) all forecasts, financial information or financial statements and proprietary manuals prepared by or used by SuperMom’s, to the extent not SuperMom’s Books and Records or relating primarily to the SuperMom’s Business, and all copies of and subscriptions to Third Person reports;

(r) all employment records, including personnel records and medical records, relating to current or former employees of the SuperMom’s Business who do not become Acquired Employees;

(s) all rights of SuperMom’s under or pursuant to the Formation Agreement and the Related Agreements;

(t) any Claims or other rights to receive monies arising prior to or after the Execution Date which SuperMom’s has or may have which are attributable to its ownership of the SuperMom’s Transferred Assets prior to the Effective Time;

(u) all Contracts other than the Transferred SuperMom’s Contracts;

(v) all books, documents, records and files prepared in connection with or relating in any way to the Contemplated Transactions or any alternative transaction and any related analyses;

(w) all software listed in Section 2.2(w) of the SuperMom’s Disclosure Schedules (the “Excluded SuperMom’s Software”);

(x) those assets listed in Section 2.2(x) of the SuperMom’s Disclosure Schedules; and

(y) any other asset that is not a SuperMom’s Transferred Asset.

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Section 2.3 Assumed Obligations. Effective as of the Effective Time, in consideration of the representations, warranties and covenants of SuperMom’s contained herein, the contribution, conveyance, transfer, assignment and delivery of the SuperMom’s Transferred Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NT Bakery unconditionally and absolutely accepts and assumes from SuperMom’s the following obligations, but excluding the SuperMom’s Retained Obligations (the “NT Bakery Assumed SuperMom’s Obligations”):

(a) except as otherwise expressly provided in this SuperMom’s Contribution Agreement, all Obligations, Claims and Losses to the extent arising out of or relating to the SuperMom’s Business or the ownership, operation or use of the SuperMom’s Assets at any time after the Effective Time;

(b) all Obligations associated with the Transferred SuperMom’s Contracts (but only to the extent such Obligations are performable after and relate to goods or services delivered or provided (or to be delivered or provided) after the Effective Time);

(c) all Obligations associated with compliance with the Transferred SuperMom’s Permits at any time after the Effective Time;

(d) purchase orders solely related to the SuperMom’s Business or the SuperMom’s Assets and accepted by SuperMom’s in the ordinary course of business consistent with past practice that have not as of the Effective Time been filled; and

(e) Taxes relating to the SuperMom’s Assets or arising out of the SuperMom’s Business, to the extent provided in Article 5.

Section 2.4 Retained Obligations. Except as otherwise provided in this SuperMom’s Contribution Agreement, SuperMom’s shall retain sole responsibility for and shall pay, perform and discharge when due all Obligations of SuperMom’s (regardless of whether asserted before or after the Effective Time), other than the NT Bakery Assumed SuperMom’s Obligations (collectively, the “SuperMom’s Retained Obligations”), including the following:

(a) all Obligations, Claims and Losses to the extent arising out of or relating to the SuperMom’s Business or the ownership, operation or use of the SuperMom’s Assets at any time prior to the Effective Time;

(b) all Obligations associated with Contracts other than the Transferred SuperMom’s Contracts; and all Obligations associated with the Transferred SuperMom’s Contracts which relate to goods or services delivered or provided (or to be delivered or provided) before the Effective Time);

(c) Taxes relating to the SuperMom’s Assets or arising out of the SuperMom’s Business, to the extent provided in Article 5;

(d) all Obligations, Claims and Losses relating to the Excluded Assets;

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(e) all Obligations, Claims and Losses arising pursuant to or relating to any Benefit Plans sponsored, maintained or contributed to by SuperMom’s or any of its ERISA Affiliates, including, any pension withdrawal liabilities related to any Benefit Plan to which SuperMom’s or any other Person (whether or not incorporated) that, within the six-year period ending on the applicable Employee Transfer Date, is or was treated as an ERISA Affiliate, currently contributes, has contributed or had an “obligation to contribute” (as defined in ERISA Section 4212) or any other Benefit Plan, including any multiemployer plan (as defined in ERISA Section 3(37)), that previously may have been established by SuperMom’s or any ERISA Affiliate to which SuperMom’s or any ERISA Affiliate has or had an “obligation to contribute” for current or former SuperMom’s Employees, including those listed in Section 2.4(e) of the SuperMom’s Disclosure Schedules;

(f) all Obligations, Claims and Losses relating to employees of SuperMom’s and its Affiliates who do not become Acquired Employees, except for Obligations, Claims and Losses relating to a failure of NT Bakery to offer employment to such employees where NT Bakery was obligated under the Formation Agreement;

(g) all Obligations, Claims and Losses relating to SuperMom’s Employees who become Acquired Employees with respect to the period prior to the applicable Employee Transfer Date; and

(h) all Third-Person Payables.

Section 2.5 Instruments of Conveyance and Assumption.

(a) Subject to Section 2.6(a), from time to time, SuperMom’s shall execute and deliver, and record (when appropriate) any and all Deeds, instruments or other documents of transfer, conveyance and assignment, and take such other action as NT Bakery may reasonably request, as may be necessary or advisable to effect or evidence the transfers of the SuperMom’s Transferred Assets, as and to the extent contemplated hereby. From time to time, NT Bakery will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as SuperMom’s may reasonably request, as may be necessary or advisable to effect the assumption of the NT Bakery Assumed SuperMom’s Obligations, as and to the extent contemplated hereby. In the event that any Excluded Assets or SuperMom’s Retained Obligations are inadvertently transferred to NT Bakery or one of its Affiliates, (a) SuperMom’s and NT Bakery and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as SuperMom’s or NT Bakery may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Excluded Assets to SuperMom’s, as and to the extent contemplated hereby, and (b) NT Bakery and SuperMom’s will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as SuperMom’s or NT Bakery may reasonably request, as may be necessary or advisable to effect the assumption of SuperMom’s Retained Obligations by SuperMom’s, as and to the extent contemplated hereby.

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(b) SuperMom’s acknowledges that, if NTI and its Affiliates enter into the Sale and Leaseback Transaction, NTI (on behalf of NT Bakery) may designate that certain SuperMom’s Personal Property be conveyed to the Third Person counterparty to the Sale and Leaseback Transaction as contemplated in Section 7.12 of the Formation Agreement, and that SuperMom’s and its Affiliates shall execute and deliver, and record (when appropriate), any and all documents of transfer, conveyance and assignment, and take such other action as NTI (on behalf of NT Bakery) may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such SuperMom’s Personal Property to such Third Person counterparty. The foregoing notwithstanding, SuperMom’s shall approve the form, terms and conditions of such documents of transfer, conveyance and assignment in advance of the Closing Date, which approval will not be unconditionally withheld, conditioned or delayed. NTI and its Affiliates agree to indemnify, defend and hold harmless the SSA Indemnitees from and against any and all Claims and Losses of the SSA Indemnitees arising out of or relating to Claims made against any SSA Indemnitee by any such Third Person counter party that arise out of or relate to the Sale and Leaseback Transaction (other than Claims and Losses arising from the breach of the warranty of title set forth in the applicable Deed, instrument or document).

(c) NTI and its Affiliates agree that their use of the Sale and Leaseback Transaction shall not release NTI or any of its Affiliates from any representation, warranty, covenant or other obligation contained in this SuperMom’s Contribution Agreement or any of the Related Agreements. SuperMom’s and its Affiliates agree that nothing in this Section 2.5 shall be construed to limit SSA’s obligations under Article 6.

Section 2.6 Effect of Consents to Transfer Not Obtained.

(a) Notwithstanding anything in this SuperMom’s Contribution Agreement to the contrary, this SuperMom’s Contribution Agreement shall not constitute an agreement to assign any SuperMom’s Transferred Asset which by its terms or by Law is not transferable, or may not be assigned without a required Third-Person Consent or Authorization (a “Non-Assignable SuperMom’s Transferred Asset”) unless the Third-Person Consent or Authorization with respect to the transfer of such Non-Assignable SuperMom’s Transferred Asset shall have first been given.

(b) If any such Third-Person Consent or Authorization is not obtained prior to or as of the Closing Date with respect to a Non-Assignable SuperMom’s Transferred Asset, then anything in this SuperMom’s Contribution Agreement to the contrary notwithstanding, the Non-Assignable SuperMom’s Transferred Asset will not be conveyed pursuant to this SuperMom’s Contribution Agreement unless and until the Third-Person Consent or Authorization is satisfied, waived, released or by its terms is not longer required. SuperMom’s shall use Commercially Reasonable Efforts to obtain any such Third-Person Consent or Authorization. Upon the receipt of any such Third-Person Consent or Authorization, such Non-Assignable SuperMom’s Transferred Asset shall be assigned to NT Bakery retroactive to the Closing Date to the extent permitted by Law, without further action on the part of SuperMom’s or NT Bakery and without adjustment of the Purchase Price.

(c) If any such Third-Party Consent or Authorization with respect to a Non-Assignable SuperMom’s Transferred Asset is not obtained, or if an attempted assignment or

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assumption would be ineffective or would materially and adversely affect the rights or increase obligations of NT Bakery with respect to such Non-Assignable SuperMom’s Transferred Asset, so that NT Bakery would not, in fact, receive all such rights or assume the obligations of SuperMom’s or its applicable Affiliate with respect thereto as they exist prior to such attempted assignment or assumption, then the Parties shall enter into commercially reasonable cooperative arrangements as may be reasonably acceptable to the Parties (including the subcontracting, sublicensing or subleasing to NT Bakery any of the rights of SuperMom’s related to such Non-Assignable SuperMom’s Transferred Asset, if applicable) under which NT Bakery shall obtain, to the fullest extent practicable, the economic rights and benefits under any Non-Assignable SuperMom’s Transferred Asset.

ARTICLE 3

SUPERMOM’S CONTRIBUTION

Section 3.1 Closing. The closing of the SuperMom’s Contribution, NT Bakery’s assumption of the NT Bakery Assumed SuperMom’s Obligations and all other transactions contemplated by this SuperMom’s Contribution Agreement shall take place on the Closing Date upon the terms and pursuant to the conditions of the Formation Agreement.

Section 3.2 Deliveries.

(a) SuperMom’s Closing Date Deliveries. In connection with the SuperMom’s Contribution, at the Closing, SuperMom’s shall deliver, or cause to be delivered, to NTI (on behalf of NT Bakery) the following:

(i) subject to Section 2.6, a copy of each Third-Person Consent and Authorization set forth in Section 3.2(a)(i) of the SuperMom’s Disclosure Schedules;

(ii) one or more properly executed and acknowledged Bill of Sale or Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A, pursuant to which (A) SuperMom’s conveys to NT Bakery all of its right title and interest immediately prior to the Effective Time in and to the SuperMom’s Transferred Assets, and (B) NT Bakery assumes the NT Bakery Assumed SuperMom’s Obligations (the “Bill of Sale”);

(iii) a duly executed and acknowledged assignment and assumption of “SuperMom’s” and “Country Fresh Ovens” trademarks conveying all right, title and interest of SuperMom’s to “SuperMom’s” and “Country Fresh Ovens” trademarks, in substantially the form of Exhibit B (the “SuperMom’s Assignment Agreement”);

(iv) a duly executed License to SSA of “SuperMom’s” Trademarks, in substantially the form of Exhibit C (the “License of “SuperMom’s” Trademarks”);

(v) a duly executed License to NT Bakery of “PleasantHill” Trademarks, in substantially the form of Exhibit D (the “License of “PleasantHill” Trademarks”); and

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(vi) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

(b) NT Bakery’s Closing Date Deliveries. In connection with the SuperMom’s Contribution, at the Closing, NT Bakery shall deliver, or cause to be delivered, to SuperMom’s the following:

(i) duly executed Bill(s) of Sale;

(ii) a duly executed SuperMom’s Assignment Agreement;

(iii) a duly executed License of “SuperMom’s” Trademarks;

(iv) a duly executed License of “PleasntHill” Trademarks; and

(v) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUPERMOM’S

SuperMom’s hereby represents and warrants to NT Bakery that the statements contained in this Article 4 are true and correct as of the date of this SuperMom’s Contribution Agreement, and will be true and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date).

Section 4.1 Absence of Undisclosed Liabilities. Except (a) for Obligations incurred in the ordinary course of business since January 1, 2010 or (b) as set forth in Section 4.1 of the SuperMom’s Disclosure Schedules, SuperMom’s has not incurred any Obligation which would reasonably be expected to result in an adverse effect on the SuperMom’s Assets or SuperMom’s Business, in each case in excess of the Threshold Amount.

Section 4.2 SuperMom’s Assets.

(a) Except as set forth in Section 4.2(a) of the SuperMom’s Disclosure Schedules, the SuperMom’s Assets include all material assets of SuperMom’s which are necessary to conduct the SuperMom’s Business immediately following the Effective Time substantially in the manner in which the SuperMom’s Business is currently conducted by SuperMom’s, except for (i) assets disposed of in the ordinary course of business subsequent to the Execution Date and (ii) any assets the failure of which to include would not result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount.

(b) Each item of SuperMom’s Personal Property has been maintained in the ordinary course of business and in accordance with prudent industry policies, except for matters which would not result in an adverse effect on the SuperMom’s Assets or the SuperMom’s Business in excess of the Threshold Amount.

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Section 4.3 Title to Assets. Except as set forth in Section 4.3 of the SuperMom’s Disclosure Schedules, SuperMom’s has good and marketable title to each item of owned SuperMom’s Personal Property, subject only to (A) Permitted Liens or (B) any Liens for individual amounts that would not reasonably be expected to exceed the Threshold Amount.

Section 4.4 Material SuperMom’s Contracts.

(a) (i) Section 4.4(a)(i) of the SuperMom’s Disclosure Schedules sets forth a list of all the Transferred SuperMom’s Contracts that are Material SuperMom’s Contracts, and (ii) Section 4.4(a)(ii) of the SuperMom’s Disclosure Schedules sets forth a list of all Material SuperMom’s Contracts that are not Transferred SuperMom’s Contracts.

(b) Except as set forth in Section 4.4(b) of the SuperMom’s Disclosure Schedules, SuperMom’s has delivered or made available to NTI (on behalf of NT Bakery) accurate and complete copies of all the Transferred SuperMom’s Contracts that are Material SuperMom’s Contracts, together with all amendments thereto, and, except for any matters that would not result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount, there are no oral Material SuperMom’s Contracts and no oral terms or conditions to any Transferred SuperMom’s Contracts that are Material SuperMom’s Contracts.

(c) Except as set forth in Section 4.4(c) of the SuperMom’s Disclosure Schedules and except for matters that would not reasonably be expected to result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount (i) each Transferred SuperMom’s Contract that is a Material SuperMom’s Contract is in full force and effect and is a legal, valid and binding Obligation of SuperMom’s or its Affiliate, as applicable, enforceable against SuperMom’s or such Affiliate in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (ii) SuperMom’s or its Affiliate, as applicable, has not breached the terms of any Transferred SuperMom’s Contract that is a Material SuperMom’s Contract to which it is a party, nor has any other party thereto, (iii) neither SuperMom’s nor its Affiliate has received from any other party to any Transferred SuperMom’s Contract that is a Material SuperMom’s Contract written notification that such Material SuperMom’s Contract is not in full force and effect, that SuperMom’s or such Affiliate, as applicable, has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date and (iv) to the Knowledge of SuperMom’s, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Transferred SuperMom’s Contract that is a Material SuperMom’s Contract.

Section 4.5 Authorizations. Except with respect to matters as would not reasonably be expected to result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount, (a) Section 4.5(a) of the SuperMom’s Disclosure Schedules contains a list of all permits and other material Authorizations used in connection with the SuperMom’s Assets or the SuperMom’s Business; (b) Section 4.5(b) of the SuperMom’s Disclosure Schedules contains

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a list of all permits and material Authorizations used in connection with the SuperMom’s Assets or the SuperMom’s Business that are not Transferred SuperMom’s Permits (collectively, the “Non-Transferred SuperMom’s Permits”); (c) to the Knowledge of SuperMom’s, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a violation by SuperMom’s of, or a failure on the part of SuperMom’s to comply with the terms of, any such Authorization; and (d) except as set forth in Section 4.5(d) of the SuperMom’s Disclosure Schedules SuperMom’s has not received any written notification that any such Authorization (i) is not in full force and effect, (ii) has been violated in any respect or (iii) is subject to any suspension, revocation, modification or cancellation; and (d) there is no Proceeding pending or, to the Knowledge of SuperMom’s, threatened, regarding suspension, revocation, modification or cancellation of any such Authorization.

Section 4.6 Compliance with Laws. Except with respect to matters as would not reasonably be expected to result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount or matters set forth in Section 4.6 of the SuperMom’s Disclosure Schedules: (a) SuperMom’s is in compliance with all applicable Laws; (b) SuperMom’s has not received any written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws; and (c) to the Knowledge of SuperMom’s, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a failure of SuperMom’s to comply with the terms of any applicable Law.

Section 4.7 Proceedings. Except for matters referred to in Section 4.7 of the SuperMom’s Disclosure Schedules or as would not reasonably be expected to exceed the Threshold Amount: (i) there is no Proceeding pending or, to the Knowledge of SuperMom’s, threatened against SuperMom’s, including any involving a claim for indemnification pursuant to any statute, Governing Document or contract relating to any other Proceeding, which directly or indirectly relates to the SuperMom’s Assets or the SuperMom’s Business or seeks to prevent or make illegal the consummation by SuperMom’s of the Contemplated Transactions; and (ii) there are no Orders or other decisions of any Governmental Authority outstanding against SuperMom’s pertaining to any portion of the SuperMom’s Assets or the SuperMom’s Business.

Section 4.8 Intellectual Property.

(a) To the Knowledge of SuperMom’s, (i) the conduct of the SuperMom’s Business does not infringe, misappropriate, or violate the Intellectual Property of any other Person; (ii) each item of Registered IP constituting part of the Owned SuperMom’s IP that is material to the SuperMom’s Business is valid and enforceable; and (iii) no Person is engaging in any activity that infringes, misappropriates, or violates any Owned SuperMom’s IP in a manner that would reasonably be expected to be material to the SuperMom’s Business.

(b) SuperMom’s is the exclusive owner of each item of Transferred Owned SuperMom’s IP, free and clear of any Liens other than Permitted Liens, and SuperMom’s (and each of any predecessors-in-interest) has not licensed the Transferred Owned SuperMom’s IP to any Third Person except for non-exclusive licenses granted in the ordinary course of business. All Transferred Owned SuperMom’s IP is freely transferable, assignable and licensable by

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SuperMom’s and after the Closing Date will be freely transferable, assignable and licensable by NT Bakery, without restriction or payment of any kind to any Third Person.

(c) There is no Proceeding initiated by any other Person pending or, to the Knowledge of SuperMom’s, threatened, against SuperMom’s or any its Affiliates: (i) alleging that the conduct of the SuperMom’s Business infringes, misappropriates, or violates the Intellectual Property of another Person; (ii) challenging or seeking to restrict the ownership right of SuperMom’s or its Affiliates in, or the right of SuperMom’s or such Affiliates to use, the Transferred Owned SuperMom’s IP, (iii) challenging or seeking to restrict the right of SuperMom’s or any of its Affiliates to use any Transferred Owned SuperMom’s IP, or (iii) challenging the validity of any of the Transferred Owned SuperMom’s IP.

(d) Section 4.8(d) of the SuperMom’s Disclosure Schedules sets forth an accurate and complete list of all Registered IP owned by SuperMom’s and its respective Affiliates that is part of the Transferred Owned SuperMom’s IP. All currently due maintenance fees, annuities, or renewal fees for such Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the applicable Governmental Authority for the purposes of maintaining such Registered IP. Except as identified on Section 4.8(d) of the SuperMom’s Disclosure Schedules, there are no actions that must be taken by NT Bakery within sixty (60) days of the Closing Date, including the payment of any fees or filing of any documents, for the purposes of maintaining, perfecting, or renewing any of such Registered IP.

SuperMom’s and its Affiliates have used Commercially Reasonable Efforts consistent with industry standards to protect the confidentiality of trade secrets and confidential information included in the Owned SuperMom’s IP. To the Knowledge of SuperMom’s, no present or former officer, director, or employee has breached his or her confidentiality with respect to the Transferred Owned SuperMom’s IP.

(e) All Transferred SuperMom’s Software (other than any software applications licensed pursuant to shrink-wrap or click-through agreement for which the aggregate license and maintenance fees have been less than $5,000 for all uses at the Bakery) are set forth on Section 4.14(e) of the SuperMom’s Disclosure Schedules. SuperMom’s has provided or made available to NTI accurate and complete copies of all process and software license agreements set forth on Section 4.14(e) of the SuperMom’s Disclosure Schedules. The representations set forth in Section 4.4(c)(i) – (iv) apply mutatis mutandis to each of the agreements set forth on Section 4.14(e) of the SuperMom’s Disclosure Schedules.

(f) The Transferred Owned SuperMom’s IP, the rights to Intellectual Property transferred with the Transferred SuperMom’s Software, together with the Excluded SuperMom’s IP and Excluded SuperMom’s Software, collectively constitute all of the Intellectual Property required to operate the SuperMom’s Business as it is currently conducted without infringing on, misappropriating or violating the rights of any Person.

Section 4.9 Affiliate Transactions. Section 4.9 of the SuperMom’s Disclosure Schedules sets forth a list of all Contracts entered into with any Affiliate of SuperMom’s and material to the operation of the SuperMom’s Business. Except as set forth in Section 4.9 of the

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SuperMom’s Disclosure Schedules and except for any matters that would not result in an adverse effect on the SuperMom’s Business in excess of the Threshold Amount, no such Affiliate (i) owns, directly or indirectly, any property that SuperMom’s primarily uses or otherwise has rights in respect of or in connection with the SuperMom’s Business or (ii) has any cause of action or other Claim against SuperMom’s.

Section 4.10 Taxes. Except as set forth in Section 4.10 of the SuperMom’s Disclosure Schedules and except for any matters that would not exceed the Threshold Amount, (a) SuperMom’s has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to applicable Law; (b) all such Tax Returns are true, correct, and complete in all material respects; (c) all Taxes (whether or not shown on any Tax Return) that are due and payable have been or will be paid in full on or before the Closing Date; (d) except with respect to Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien; and (e) all Taxes that SuperMom’s is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable for Pre-Closing Tax Periods, have been remitted to the proper Governmental Authority or other Person, and SuperMom’s has properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

Section 4.11 Suppliers. Section 4.11 of the SuperMom’s Disclosure Schedules sets forth a complete and accurate list of the 21 largest suppliers of materials, products or services to SuperMom’s in connection with the SuperMom’s Assets and the SuperMom’s Business (in each case measured by the aggregate amount purchased from all such suppliers) during each of the last two fiscal years and the period from January 1, 2010 through the last day of the month immediately preceding the Execution Date of this SuperMom’s Contribution Agreement. None of the suppliers listed in Section 4.11 of the SuperMom’s Disclosure Schedules has cancelled or terminated or otherwise materially altered such arrangement, notified SuperMom’s of any intention to do any of the foregoing or, to the Knowledge of SuperMom’s, otherwise threatened to cancel, terminate or seek to materially alter its relationship with SuperMom’s.

Section 4.12 Benefit Plan Matters.

(a) Section 4.12 of the SuperMom’s Disclosure Schedules sets forth a true and complete list of each SuperMom’s Benefit Plan for the benefit of the SuperMom’s Employees. On or before the Execution Date, SuperMom’s has delivered to NTI (on behalf of NT Bakery), with respect to each SuperMom’s Benefit Plan listed on Section 4.12 of the SuperMom’s Disclosure Schedules, a copy of the plan document (including all amendments thereto) and, to the extent applicable, a copy of the most recent summary plan description (and with respect to each such SuperMom’s Benefit Plan that is not in writing, a written description of the material terms thereof), including any amendments thereto. No such SuperMom’s Benefit Plan is a multiemployer plan (within the meaning of section 3(37) of ERISA).

(b) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) of SuperMom’s or any of its ERISA

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Affiliates that would be, or could become, a liability following the Effective Time of NT Bakery or any of its Affiliates. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under sections 206(g), 302 or 303 of ERISA, (iii) under sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Law.

(c) Neither the execution or delivery of this SuperMom’s Contribution Agreement and the Related Agreements nor the consummation of the transactions contemplated hereunder and thereunder will, either alone or in conjunction with any other event (whether contingent or otherwise) occurring on or prior to the applicable Employee Transfer Date, based on an action of SuperMom’s or its Affiliates or the terms of any SuperMom’s Benefit Plan or any other agreement in effect as of the applicable Employee Transfer Date, result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.13 Labor Matters.

(a) SuperMom’s has provided to NTI (on behalf of NT Bakery) a list, as of the Effective Time, of (i) SuperMom’s Employees by name; (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation; (iii) each employee’s rate of and current vacation accrual and balance; (iv) each employee’s job title and workplace location; and (v) years of service.

(b) Except as set forth in Section 4.13(b) of the SuperMom’s Disclosure Schedules, SuperMom’s has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative, of any of the SuperMom’s Employees. There is no question concerning representation as to any collective bargaining representative concerning SuperMom’s Employees, and no labor union or representative thereof claims to or is seeking to represent SuperMom’s Employees. Except as set forth in Section 4.13(b) of the SuperMom’s Disclosure Schedules, to the Knowledge of SuperMom’s, no union organizational campaign or representation petition is currently pending with respect to any of the SuperMom’s Employees.

(c) Except as set forth in Section 4.13(c) of the SuperMom’s Disclosure Schedules, SuperMom’s is not a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any SuperMom’s Employees. No collective bargaining agreements, other labor contract or individual agreements relating to SuperMom’s Employees are being negotiated.

(d) Except as set forth in Section 4.13(d) of the SuperMom’s Disclosure Schedules, there is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to the Knowledge of SuperMom’s, threatened against or affecting SuperMom’s with respect to the SuperMom’s Business, and the SuperMom’s Business has not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since January 1, 2007. Except as set forth in Section 4.13(d) of the SuperMom’s Disclosure Schedules, SuperMom’s is not engaged, nor has it, since January 1, 2007, engaged, in any unfair labor practices, and has no,

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and has not had since January 1, 2007, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of SuperMom’s, threatened against it.

(e) Except as contemplated by the Formation Agreement and the Related Agreements, SuperMom’s is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require a purchaser to hire any SuperMom’s Employee or restrict a purchaser from relocating, consolidating, merging or closing, in whole or in part, any portion of the business, subject to applicable Law.

(f) Except as set forth in Section 4.13(f) of the SuperMom’s Disclosure Schedules, SuperMom’s is not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former SuperMom’s Employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of SuperMom’s with respect to the SuperMom’s Business, or which has any present material effect (or, to the Knowledge of SuperMom’s, could have any future material effect) on SuperMom’s with respect to the SuperMom’s Business or any such entities’ employment and labor practices and policies.

(g) SuperMom’s is in substantial compliance with all applicable Laws and regulations regarding labor and employment practices with respect to the SuperMom’s Employees who are engaged in the SuperMom’s Business, including without limitation, those for (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws; and to the Knowledge of SuperMom’s, no basis therefor exists.

(h) SuperMom’s has delivered to NTI (on behalf of NT Retail), all material orders and inspection reports under all applicable state, federal or non-U.S. Law relating to occupational health and safety legislation, including without limitation OSHA, relating to the SuperMom’s Employees and, to the Knowledge of SuperMom’s, there are no charges pending under OSHA with respect to the SuperMom’s Employees.

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ARTICLE 5

TAX MATTERS

Section 5.1 Indemnification for Tax Matters. From and after the Closing Date, notwithstanding anything in this SuperMom’s Contribution Agreement to the contrary, SSA shall indemnify, defend and hold harmless the NT Bakery Indemnitees from all Claims and Losses to the extent arising from or related to all Taxes imposed on, or pertaining or attributable to, SuperMom’s, the SuperMom’s Business, or the SuperMom’s Assets for the Pre-Closing Tax Period.

Section 5.2 Income Taxes. Except as expressly set forth in this SuperMom’s Contribution Agreement, all income, expenses, and other Tax items attributable to the SuperMom’s Business or the SuperMom’s Assets for the Pre-Closing Tax Period are for the account of SuperMom’s, and all income, expenses and other Tax items attributable to the SuperMom’s Business and the SuperMom’s Assets for the Post-Closing Tax Period are for the account of NT Bakery. It is understood that NT Bakery and SuperMom’s are responsible for their own income Tax liabilities attributable to such income, expenses, and other Tax items allocated to them pursuant to the preceding sentence. In addition, NT Bakery and SuperMom’s will apply a “closing of the books” method taking into account the amount of calendar days before and including the Closing Date on the one hand, and the amount of calendar days after the Closing Date, on the other hand, for allocating the income, expenses, and other Tax items.

Section 5.3 Transfer Taxes.

(a) SuperMom’s and NT Bakery agree that the Transfer Taxes of the SuperMom’s Assets pursuant to this SuperMom’s Contribution Agreement shall be borne equally by NT Bakery, on the one hand, and SuperMom’s, on the other. On the Closing Date, SuperMom’s and NT Bakery shall pay Transfer Taxes due as of the Closing Date or otherwise as required by Law, in each case to the appropriate Governmental Authorities. To the extent any other Transfer Taxes are not due and payable until after the Closing Date, SuperMom’s shall remit to NT Bakery a payment equal to its share of such Transfer Taxes at least three Business Days prior to the date such Transfer Taxes are due before accruing any penalties or interest, and NT Bakery shall thereafter remit such Transfer Taxes to the appropriate Governmental Authorities. Notwithstanding the foregoing, NT Bakery and SuperMom’s shall cooperate to minimize any such Transfer Taxes.

(b) SuperMom’s and NT Bakery intend for the contribution of the SuperMom’s Assets to NT Bakery pursuant to this SuperMom’s Contribution Agreement to be excluded or exempt from Minnesota sales and use Taxes (including by reason of the exemption for the sale of substantially all of the assets of a trade or business provided under Minn. Stat. § 297A.68, Subd. 25(a)(5)). Prior to, or in no event later than Closing Date, NT Bakery and SuperMom’s shall provide to the other copies of any applicable exemption certificates, including sale for resale exemption certificates, necessary to establish the right to any exemption from Transfer Taxes. NT Bakery and SuperMom’s shall thereafter provide the other with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose. SuperMom’s shall reasonably cooperate with NT Bakery, including providing NT Bakery with reasonable access to SuperMom’s books, records,

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and such other data as NT Bakery may reasonably request in order to support all applicable exemptions from Transfer Taxes.

(c) If any exemption from Transfer Taxes is claimed by NT Bakery or by SuperMom’s and additional Transfer Taxes are assessed as a result of such exemption being denied by the applicable Governmental Authority, then NT Bakery or SuperMom’s, as applicable, shall reimburse the other, or its assignees, for one-half of such assessed Transfer Taxes, including any interest or penalty, upon the terms and pursuant to the conditions of the Formation Agreement.

Section 5.4 Tax Returns; Audits.

(a) For each Tax period ending on or prior to the Closing Date, SuperMom’s shall be responsible for timely filing all Tax Returns required by applicable Law to be filed, and payment of all Taxes levied or imposed, in connection with the SuperMom’s Assets, the SuperMom’s Business or employees and independent contractors engaged in operating or maintaining the foregoing, and for any Tax period ending after the Closing Date, NT Bakery shall be responsible for the timely filing of all Tax Returns required by applicable Law to be filed, and payment of all such Taxes (other than Taxes which are the responsibility of SuperMom’s pursuant to Sections 5.1 and 5.2) levied or imposed, in connection with the SuperMom’s Assets, the SuperMom’s Business or employees and independent contractors engaged in operating or maintaining the foregoing. SuperMom’s shall pay to NT Bakery an amount equal to any Taxes for which SuperMom’s is liable pursuant to Sections 5.1 and 5.2 but which are payable with Tax Returns to be filed by NT Bakery pursuant to this Section 5.3 within three Business Days prior to the due date for the filing of such Tax Returns.

(b) NT Bakery and SuperMom’s shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 5.3 and any Tax Contest. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NT Bakery and SuperMom’s agree (i) to retain all books and records with respect to Tax matters pertinent to the SuperMom’s Assets and the SuperMom’s Business relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by NT Bakery, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if another Party so requests, NT Bakery or SuperMom’s, as the case may be, shall allow the other Party to take possession of such books and records at that Party’s sole expense.

(c) SuperMom’s shall have the right to represent its interests in any Tax Contest relating to the Pre-Closing Tax Period with respect to the SuperMom’s Assets, the SuperMom’s Business or employees and independent contractors engaged in operating or maintaining the foregoing, employ counsel of its choice at its expense and to control the conduct of such Tax Contest. SuperMom’s shall have the right to settle or dispose of any such Tax Contest, provided that SuperMom’s shall allow NT Bakery to participate in any such proceeding

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(at its own cost and expense); provided further that no settlement or other disposition of any claim for Tax which would adversely affect NT Bakery in any Post-Closing Tax Period shall be agreed to without NT Bakery’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.5 Refunds. Any Tax refund received after the Closing Date by NT Bakery with respect to the SuperMom’s Assets that relate solely to a Pre-Closing Tax Period shall be for the account of SuperMom’s. If any such Tax refund is received, NT Bakery shall promptly pay to SuperMom’s an amount equal to such refund.

Section 5.6 Survival. Notwithstanding anything in this SuperMom’s Contribution Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax covered by this SuperMom’s Contribution Agreement shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof) after the Closing Date.

ARTICLE 6

INDEMNIFICATION AND REMEDIES

Section 6.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this SuperMom’s Contribution Agreement, the representations and warranties of SuperMom’s contained in this SuperMom’s Contribution Agreement shall survive the Closing Date and shall remain in full force and effect for a period of two years after the Closing Date; provided, however,

(a) the representations and warranties in Section 4.8 (Taxes) and Section 4.12(b) (Controlled Group Liability) shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof); and

(b) the representations and warranties in Section 4.3 (Title to Assets) shall survive the Closing Date forever.

Section 6.2 Indemnification Provisions for Benefit of NT Bakery Indemnitees.

(a) As of the Closing Date, SSA hereby agrees to indemnify, defend and hold harmless the NT Bakery Indemnitees from and against any and all Claims and Losses (excluding any and all Claims and Losses that are specifically addressed in Article 5) actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(i) the breach of any representation or warranty of SuperMom’s contained in this SuperMom’s Contribution Agreement;

(ii) the breach of any covenant or agreement of SSA or SuperMom’s contained in this SuperMom’s Contribution Agreement;

(iii) the Excluded Assets (except to the extent arising from any use of the Excluded Assets by any of the NT Bakery Indemnitees);

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(iv) SuperMom’s Retained Obligations; and

(v) the ownership or operation of the SuperMom’s Assets or the SuperMom’s Business prior to the Effective Time, which for the avoidance of doubt shall include all assets or liabilities historically associated with such business whether or not a part of the SuperMom’s Business as of the Closing Date or the Execution Date of this SuperMom’s Contribution Agreement.

No Claim may be asserted or commenced against SSA pursuant to clause (i) of the immediately preceding sentence unless written notice of such Claim is received by SSA describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 6.1.

(b) SSA shall not be liable for indemnification pursuant to Section 6.2(a)(i) unless the aggregate amount of all Representation and Warranty Losses, taken together, shall exceed the Indemnification Deductible, after which point SSA will be obligated only to indemnify, defend and hold harmless the NT Bakery Indemnitees from and against such Claims and Losses to the extent they, together with the aggregate amount of all other Representation and Warranty Losses exceed the Indemnification Deductible but are in the aggregate less than or equal to the Indemnification Ceiling. For the avoidance of doubt, the full amount of the Indemnification Ceiling shall be recoverable over and above the Indemnification Deductible. Notwithstanding the foregoing, the limitations on SSA’s indemnification obligations set forth in the preceding sentences of this Section 6.2(b) shall not apply to Losses resulting from (i) any breach by SuperMom’s of the representations and warranties in Section 4.3 and Section 4.10 or (ii) fraud by SSA or SuperMom’s in connection with this SuperMom’s Contribution Agreement.

Section 6.3 Indemnification Provisions for Benefit of SSA Indemnitees. As of the Closing Date, NT Bakery agrees to indemnify, defend and hold harmless the SSA Indemnitees from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(a) the breach of any covenant or agreement of NT Bakery contained in this SuperMom’s Contribution Agreement,

(b) the NT Bakery Assumed SuperMom’s Obligations, or

(c) NT Bakery’s ownership or operation of the SuperMom’s Assets or SuperMom’s Business after the Effective Time.

Section 6.4 Indemnification Procedures.

(a) An SSA Indemnitee or NT Bakery Indemnitee, as the case may be (the “Indemnified Party”), shall give the indemnifying party under Section 6.2 or Section 6.3, as applicable (the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this SuperMom’s Contribution Agreement, and which notice shall contain a reference to

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the provisions of this SuperMom’s Contribution Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 6 except to the extent the Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything to the contrary contained herein, the rights and remedies of the Indemnified Parties from and after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing or waived any condition to the Closing related hereto.

(b) If any Third Person shall notify an Indemnified Party with respect to Third-Party Claim under Section 2.5(c) or this Article 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under Section 2.5(c) or this Article 6 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party in full without reservations with respect to such Third-Party Claim, (ii) the Third-Party Claim does not seek to impose any liability on the Indemnified Party other than money damages and (iii) the Third-Party Claim is not part of a larger claim or series of related claims that do not relate to Losses hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third-Party Claim.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 6.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this SuperMom’s Contribution Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party that there exists one or more legal or equitable defenses available to them or that a conflict of interest exists, in either case that would make it inappropriate under applicable standards of professional conduct to have common counsel.

(e) If the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 6.4(c), in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior

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written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

Section 6.5 Determination of Losses; Apportionment of Losses.

(a) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party. The Parties acknowledge that the Indemnified Party shall have no obligation to seek to recover any insurance proceeds or other payment or recoupment relating to the events giving rise to the claim for indemnification. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 6.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Commercially Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(b) Without altering or affecting in any manner the foregoing provisions of this Article 6, to the extent that an Indemnifying Party and any one or more Indemnified Parties are each liable hereunder for Losses arising out of the same set of facts, circumstances or conditions, the Obligations associated with such Losses will be apportioned between the Indemnifying Party and the Indemnified Parties in proportion to the extent to which the activities of each such Party contributed to the cause of the Losses, taking into consideration all pertinent factors.

Section 6.6 Further Limitations on Liability.

(a) NT BAKERY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN ARTICLE 5 AND THIS ARTICLE 6, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 6.6(a)(i) AND SECTION 6.6(a)(ii), ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF NT BAKERY AND NTI WITH RESPECT TO ANY ASPECT OF THIS SUPERMOM’S CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, NT BAKERY AND NTI HEREBY RELEASE, WAIVE AND DISCHARGE, AND COVENANT NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(i) NT BAKERY ACKNOWLEDGES THAT IT WILL BECOME THE OWNER OF THE SUPERMOM’S ASSETS AND NT BAKERY SHALL ACCEPT THE SUPERMOM’S ASSETS IN THEIR AS-IS, WHERE-IS CONDITION WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SSA AND

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SUPERMOM’S HEREBY EXPRESSLY DISCLAIM), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE PROVISIONS OF THIS SECTION 6.6(a)(i) SHALL NOT ALTER, LIMIT, MODIFY OR IMPAIR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUPERMOM’S OR ANY OF ITS AFFILIATES CONTAINED IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT, ANY DEED OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR ANY OTHER RELATED AGREEMENTS.

(ii) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS SUPERMOM’S CONTRIBUTION AGREEMENT, ANY DEEDS OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR ANY OTHER RELATED AGREEMENTS, NT BAKERY AND NTI ACKNOWLEDGE AND AGREE THAT: (A) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF SSA OR SUPERMOM’S, EXPRESS OR IMPLIED, AS TO (1) THE SUPERMOM’S ASSETS OR (2) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE SUPERMOM’S BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS SUPERMOM’S CONTRIBUTION AGREEMENT AND TO CONSUMMATE THE SUPERMOM’S CONTRIBUTION AND THE ASSUMPTION OF THE NT BAKERY ASSUMED SUPERMOM’S OBLIGATIONS, NT BAKERY HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (B) SSA AND SUPERMOM’S DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO NT BAKERY INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO NT BAKERY BY SSA OR SUPERMOM’S OR REPRESENTATIVES; (C) NEITHER SSA NOR SUPERMOM’S HAVE MADE, AND SSA AND SUPERMOM’S HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE SUPERMOM’S ASSETS OR THE SUPERMOM’S BUSINESS; AND (D) SSA AND SUPERMOM’S MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE SUPERMOM’S ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS; PROVIDED, HOWEVER, THE PROVISIONS OF THIS SECTION 6.6(a)(ii) SHALL NOT LIMIT, ALTER OR WAIVE ANY CLAIMS FOR FRAUD IN CONNECTION WITH THIS SUPERMOM’S CONTRIBUTION AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(b) SSA AND SUPERMOM’S ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN SECTION 2.5(b), ARTICLE 5 AND

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THIS ARTICLE 6, INCLUDING THE DEDUCTIBLES AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SSA AND SUPERMOM’S WITH RESPECT TO ANY ASPECT OF THIS SUPERMOM’S CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, SSA AND SUPERMOM’S HEREBY RELEASE, WAIVE AND DISCHARGE, AND COVENANT NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH DAMAGES (i) ARE PAID OR OWING TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM OR (ii) (A) CONSTITUTE CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES THAT WERE THE DIRECT AND REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH OF REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OF THIS SUPERMOM’S CONTRIBUTION AGREEMENT, (B) THE DAMAGES RESULTING FROM SUCH BREACH EXCEED $1,000,000 AND (C) THE CLAIM ASSERTING THE RELEVANT BREACH IS DELIVERED ON OR PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL THE AGGREGATE LIABILITIES OR OTHER OBLIGATIONS OF SSA OR SUPERMOM’S UNDER THIS SUPERMOM’S CONTRIBUTION AGREEMENT, THE FORMATION AGREEMENT, THE REFINING CONTRIBUTION AGREEMENT OR THE MARKETING CONTRIBUTION AGREEMENT FOR REPRESENTATION AND WARRANTY LOSSES, INCLUDING ANY CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES ARISING FROM SECTION 6.6(c)(ii), EXCEED THE INDEMNIFICATION CEILING.

(d) EXCEPT IN THE CASE OF FRAUD, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 6, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(e) EXCLUSIVE REMEDY WITH RESPECT TO SUPERMOM’S ENVIRONMENTAL LIABILITIES. NOTWITHSTANDING ANYTHING IN THIS SUPERMOM’S CONTRIBUTION AGREEMENT TO THE CONTRARY, IN ORDER TO PROVIDE FOR A UNIFORM AND EXPEDITIOUS RESOLUTION OF THE ENVIRONMENTAL LIABILITIES, EXCEPT FOR FRAUD BY SSA, SUPERMOM’S, NTI OR NT BAKERY IN CONNECTION THERE WITH, SSA, SUPERMOM’S, NTI AND NT

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BAKERY INTEND THAT THE PROVISIONS OF THE REFINING CONTRIBUTION AGREEMENT SHALL PROVIDE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY PARTY WITH RESPECT TO ANY MATTER CONSTITUTING, RELATING TO OR ARISING OUT OF ENVIRONMENTAL LIABILITIES ASSOCIATED WITH THE SUPERMOM’S BUSINESS.

Section 6.7 Treatment of Indemnity Payments. The Parties shall treat any and all payments under any indemnity provision under this SuperMom’s Contribution Agreement as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws. If, contrary to the intent of the Parties hereto as expressed in the foregoing sentence, any indemnity payments made pursuant to this SuperMom’s Contribution Agreement are treated as taxable income of the recipient (or of a direct or indirect holder of interest therein), then the payor shall pay such amount, if any, as shall be necessary to hold any recipient (or a direct or indirect holder of interest therein) harmless on an after-Tax basis from all Taxes required to be paid by such recipient with respect to such payment or indemnity (including any payments made pursuant to this Section 6.7) under any Law.

ARTICLE 7

POST-CLOSING COVENANTS

Section 7.1 Post-Contribution Sales of SuperMom’s Finished Goods. During the term of the Services Agreement, NT Bakery will sell finished products produced in connection with the SuperMom’s Business to SSA for resale at retail sites and to SSA’s grocery wholesaler, Eby-Brown, in substantially the same manner, at the prices set forth on Section 7.1 of the SuperMom’s Disclosure Schedules and on the same terms as the SuperMom’s Business sold finished products to SSA and Eby-Brown during the 12-month period immediately prior to the Closing Date.

Section 7.2 Post-Contribution Use of “PleasantHill” Trademarks on Finished Goods. Except as otherwise permitted pursuant to the License for “PleasantHills” Trademarks, in performance of its obligations under to Section 7.1, NT Bakery’s use of the “PleasantHill” trademarks shall be limited solely to production of finished products bearing the “Pleasant Hills Oven” trademark for sale exclusively by SSA (through Eby-Brown).

ARTICLE 8

MISCELLANEOUS

Section 8.1 Entire Agreement; Amendment; Waivers. This SuperMom’s Contribution Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This SuperMom’s Contribution Agreement may not be amended except by an instrument in writing signed by SSA, SuperMom’s, NTI and NT Bakery. At any time prior to the Closing Date, either SSA or NTI (on behalf of itself or NT Bakery) may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations

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and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 8.2 Parties in Interest. This SuperMom’s Contribution Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of (a) the NT Bakery Indemnitees and (b) the SSA Indemnitees, and nothing in this SuperMom’s Contribution Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this SuperMom’s Contribution Agreement.

Section 8.3 Assignment. NT Bakery’s and NTI’s rights and obligations under this SuperMom’s Contribution Agreement may not be assigned without the prior written consent of SSA, which consent may be withheld for any reason. Notwithstanding the foregoing, NTI may assign any of its rights and obligations under this SuperMom’s Contribution Agreement to any Affiliate of NTI, provided that no such assignment shall limit or affect NTI’s obligations hereunder. SSA’s and SuperMom’s respective rights and obligations under this SuperMom’s Contribution Agreement may not be assigned without the prior written consent of NTI (on behalf of NT Bakery), which consent may be withheld for any reason, other than to a wholly-owned Subsidiary of Marathon Oil Corporation, provided that no such assignment shall limit or affect SSA’s or SuperMom’s respective obligations hereunder. Subject to the foregoing, this SuperMom’s Contribution Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.4 Expenses. Except as otherwise expressly provided herein or in Section 11.5 of the Formation Agreement, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by SSA or SuperMom’s in connection with SSA’s negotiation, execution and delivery of this SuperMom’s Contribution Agreement and the Related Agreements and performance by SSA and SuperMom’s of the Contemplated Transactions shall be paid by SSA and SuperMom’s, and all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by NTI in connection with NTI’s negotiation, execution and delivery of this SuperMom’s Contribution Agreement and the Related Agreements on behalf of itself and NT Bakery and the performance by NTI of the Contemplated Transactions shall be paid by NTI.

Section 8.5 Headings; SuperMom’s Disclosure Schedules. The headings contained in this SuperMom’s Contribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this SuperMom’s Contribution Agreement. The SuperMom’s Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in this SuperMom’s Contribution Agreement. Any matter set forth in the SuperMom’s Disclosure Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of

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the SuperMom’s Disclosure Schedules to which such matter’s application or relevance is clearly apparent on the face of such disclosure.

Section 8.6 Notices. All notices and other communications that are required to be or may be given pursuant to this SuperMom’s Contribution Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:

If to SSA and SuperMom’s, to:

Speedway SuperAmerica LLC

500 Speedway Drive

Enon, OH 45323

Attention: Commercial Director

Facsimile: (937) 863-6727

with copies (which shall not constitute notice) to:

Speedway SuperAmerica LLC

500 Speedway Drive

Enon, OH 45323

Attention: Group Counsel

Facsimile: (937) 863-2380

If to NT Bakery and NTI, to:

Northern Tier Investors LLC

c/o Acon Refining Partners, LLC

539 South Main Street

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attention: Andre Bhatia

Facsimile: (202) 454 - 1101

with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Attn: Keith R. Fullenweider

Facsimile No. (713) 615-5085

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

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New York, NY 10006

Attn: Benet J. O’Reilly

         Richard J. Cooper

Facsimile No.: (212) 225-3999

or to such other address or facsimile number as SSA, NT Bakery or NTI may, from time to time, designate in a written notice given in accordance with this Section 8.6. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, on the day sent provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, or at the beginning of the recipient’s next Business Day after confirmation of transmission if not received prior to 5:00 p.m. local time of the recipient on the day sent, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 8.7 Severability. If any term or other provision of this SuperMom’s Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this SuperMom’s Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this SuperMom’s Contribution Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Section 8.8 Governing Law. This SuperMom’s Contribution Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.9 Dispute Resolution. Except as otherwise expressly provided herein or in any Related Agreements (but only with respect thereto), all controversies or disputes arising out of and related to this SuperMom’s Contribution Agreement or the Related Agreements subsequent to the Closing Date shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix C to the Formation Agreement.

Section 8.10 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees, subject to Section 8.9 in the case of an arbitration, that it shall bring any action or Proceeding in respect of any Claim arising out of or related to this SuperMom’s Contribution Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in New York, New York and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or

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certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 8.6. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this SuperMom’s Contribution Agreement and for any counterclaim therein.

Section 8.11 Time of the Essence. Time is of the essence in the performance of this SuperMom’s Contribution Agreement in all respects. If the date specified in this SuperMom’s Contribution Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 8.12 Counterparts. This SuperMom’s Contribution Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Classification for United States Tax Purposes. NT Bakery is classified as a disregarded entity for United States federal income tax purposes, and has not elected to be treated otherwise under applicable United States Treasury Regulations.

Section 8.14 No Third Party Beneficiaries. Except as set forth in Section 8.2, nothing expressed or implied in this SuperMom’s Contribution Agreement is intended to confer upon or deny any rights or remedies or to otherwise make any Third Person a third party beneficiary hereunder. Nothing expressed or implied in this SuperMom’s Contribution Agreement amends or is intended to amend, any agreement, instrument or document entered into in connection with or otherwise related to the Sale and Leaseback Transaction.

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IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this SuperMom’s Contribution Agreement effective as of the date first written above.

NORTHERN TIER BAKERY LLC

By:	/S/ JAY HEINTSCHEL
	Name:	Jay Heintschel
	Title:	President

SPEEDWAY SUPERAMERICA LLC

By:	/S/ GARY HEMINGER
	Name:	Gary Heminger
	Title:	Designated Representative

SUPERMOM’S LLC

By:	/S/ GARY HEMINGER
	Name:	Gary Heminger
	Title:	Designated Representative

NORTHERN TIER INVESTORS LLC

By:	/S/ BERNARD ARONSON
	Name:	Bernard Aronson
	Title:	Authorized Person

Signature Page to SuperMom’s Contribution Agreement